Exhibit 10.14A

SCIO DIAMOND TECHNOLOGY CORPORATION
CODE OF CONDUCT

Expectations
Our Code of Conduct serves as an active reference, describing how we expect our employees, Board members, partners and business associates to conduct themselves in doing business for or with Scio Diamond Technology Corporation (Scio Diamond).

What is expected of employees?
Each of us must be committed to utilizing our Code as a guide for interactions with our stakeholders, including fellow employees, officers, directors, customers, business partners, shareholders, suppliers, government agencies and communities. It is equally important that non-employee groups, such as contractors, suppliers, consultants and representatives, follow this Code. This unified approach drives our efforts to create more livable environments, enable communications and provide protection and safety.

To better understand the behaviors expected of us, we are each responsible for reading and abiding by our Code. We must know and follow all Scio Diamond policies, as well as all laws and regulations that apply to our work. Employees are also responsible for reading, understanding and acknowledging the Scio Diamond Technology Corporation Employee Handbook.

If a conflict exists between any of these standards, the highest standard of ethical behavior shall apply. Seek guidance from the appropriate contact before deciding which path you should follow.

What is expected of managers and supervisors?
As leaders, managers and supervisors have additional responsibilities. In particular, they are expected to:

• Communicate about ethics and compliance issues
• Ensure that their personal actions set an appropriate example of expected behaviors
• Hold employees accountable for completing all training requirements
• Create work environments that welcome open communication and encourage employees to ask questions or raise concerns
• Report known or suspected ethical or legal misconduct to the appropriate point of contact
• Respect, to the greatest extent practical and legally permissible, the confidentiality of employees who raise honest concerns or participate in investigations
• Strictly avoid and never tolerate acts of retaliation against people who report concerns, or behavior that may be perceived by others to be retaliation

What is expected of business partners?
We expect those working on Scio Diamond’s behalf, including our consultants, suppliers, agents, contractors, subcontractors and representatives, to uphold our values, the ethical principles set forth in our Code, and any applicable Company policies, laws and regulations. We choose to work with business partners who stand behind the quality of the goods and services they provide. If you know or suspect that one of our business partners is engaging in ethical or legal misconduct, please speak with the appropriate contact listed in the “Asking Questions and Raising Concerns” section of our Code.

What is expected of us when engaging third parties?
We must carefully consider whom we retain to conduct business on behalf of Scio Diamond. If we wish to engage anyone as a sales agent, marketing representative, distributor or dealer, we must contact the CEO or CFO, who will seek legal counsel as appropriate. These parties must adhere to Company Policy, including this Code and must be documented in a formal written agreement. This agreement must be signed by a company officer and is subject to legal review and approval.

We may not retain a sales agent or marketing representative if they, anyone they employ, their close relative or anyone financially interested in their business, works for, or is an official of an actual or potential Scio Diamond customer. To obtain a specific exception to this rule, contact the CEO or CFO who will consult legal counsel as appropriate.

There are specific rules regarding compensation for sales agents and marketing representatives. These rules must be followed fully, unless otherwise permitted through an approved agreement executed by an officer of the company. We must inform all third parties working on Scio Diamond’s behalf about our Code, and they must agree to follow it with respect to all activities they conduct on behalf of Scio Diamond. In addition, distributors, agents, and dealers must agree to a provision relating to business ethics.

Making Ethical Decisions
We all take pride in our work and in the choices we make on behalf of Scio Diamond. These choices may be more difficult to make when we encounter ethical challenges. Our Code helps us recognize and resolve these challenges. When faced with a difficult ethical decision, ask yourself the following questions to determine whether the action you are contemplating is appropriate:

• Am I adhering to the letter and spirit of our Company’s policies and all applicable laws and regulations?
• Is my action consistent with Scio Diamond’s values and the principles set forth in our Code?
• Would I be acting in the best interests of Scio Diamond, my coworkers and our customers?
• What would my family, friends or neighbors think of my action?
• Would I want my action reported on the front page of a newspaper or on the Internet?

If you are still unsure about what to do, do not take action. Instead, review the relevant sections of our Code, Employee Handbook or other Company policies. Ask for help by speaking with your manager or supervisor. Seek guidance from any of the other appropriate points of contact listed in this document.

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Asking Questions and Raising Concerns
In the course of our business, there may be times when we need to seek advice or raise concerns about a potential ethical or legal violation. Doing so provides Scio Diamond the opportunity to properly address the issue. The reporting process is flexible, allowing you to raise concerns in several ways. In most cases, you should first contact your manager or supervisor. If this is not possible or practical, or if you would feel more comfortable discussing the matter with someone else, you may contact any of the following individuals:

• The Company’s Human Resources consultant, InnovateHR (864-451-7809)
• The Company’s Legal Counsel
• The Chief Financial Officer
• The Chief Executive Officer
• The Chairman of the Board
• The Chairman of the Board’s audit committee
• The Chairman of the Board’s governance committee

If you know or suspect that one of our business partners is engaging in ethical or legal misconduct, please speak with one of the appropriate contacts listed above.

Anonymity and Confidentiality
When you contact someone from Scio Diamond about an ethics concern, you may remain anonymous. External parties may contact Scio Diamond at 864-751-4880. You may also make an anonymous report by calling InnovateHR at 864-451-7809 or by emailing via the Scio Diamond web site using general inquiries email form (http://www.sciodiamond.com/contact-us/general-inquiries). Please direct the inquiry or report to an appropriate, named contact and please provide as much detail as possible.

Guidelines for Raising Concerns
Experience shows that many issues are best resolved locally between an employee and their supervisor. It is never easy to raise concerns about possible misconduct. Doing so requires honesty and courage. Listed below are some general ideas on how to discuss your concern with management:

1. Schedule a specific time to discuss your concern with your supervisor, your manager or any other point of contact listed above.
2. Discuss your concerns calmly and professionally.
3. Provide all relevant facts and identify your concerns about the possible impact of the potential misconduct.
4. Thank the individual for their time and their attention to the issue.

If this approach does not work or does not seem appropriate to your particular circumstances, one of the contacts listed above should be notified.

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Guidelines for Receiving Concerns
If you are a manager or supervisor, your reaction when employees bring concerns forward is very important. Listed below are some general guidelines on how to respond when an employee raises a concern:

1. Ensure you have enough time to adequately discuss the concern. If not, schedule an alternate time and communicate to the employee that this change will ensure that he or she has your full attention. If appropriate, conduct the meeting in a private location.
2. Listen carefully and remain respectful, calm and professional at all times.
3. Avoid intimidating or judgmental behavior.

Zero Tolerance for Retaliation
Raising concerns helps Scio Diamond respond to problems as soon as possible. Scio Diamond will not tolerate retaliation against any employee for reporting an ethics or compliance issue in good faith or for participating in an investigation in good faith. Reporting potential misconduct or participating in an investigation in “good faith” means making a genuine attempt to provide honest, complete and accurate information, even if it later proves to be mistaken or unsubstantiated. These actions may not be the basis for any form of retaliation, including an improper denial of benefits, termination, demotion, suspension, threats, poor performance evaluation, intimidation, harassment or discrimination.

We must treat all fellow employees who raise concerns in a respectful manner. Retaliation is a violation of our Code and could result in disciplinary action, up to and including termination. If you know or suspect that you or a coworker has experienced retaliation, please contact anyone listed above.

Following Our Code
We take the guidelines in our Code seriously and strive to follow them conscientiously at all times. Please note that violations of the law, Scio Diamond policy or our Code may lead to disciplinary action, up to and including termination. In addition, such violations may result in civil or criminal consequences for both the persons involved and Scio Diamond.

Working @ Scio Diamond
Inclusion and Diversity
Scio Diamond values different ideas, opinions and experiences and is committed to continually advancing a culture of inclusion and diversity. While each of us has a right to our own personal beliefs and values, we may not impose these beliefs or values on others in the workplace. This means we may not use Company facilities or communications tools (e-mail, intranet, bulletin boards, etc.) to advocate religious, political, or other potentially sensitive personal beliefs. Employees responsible for Scio Diamond’s corporate charitable contributions must ensure they are not used to promote such issues.

EMPLOYEES SHOULD REFER TO THE EMPLOYEE HANDBOOK FOR MORE SPECIFICS.

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Discrimination
To maintain an inclusive and diverse work environment, we must each take steps to ensure our workplace provides equal employment and advancement opportunities, incentives and discipline. In so doing, we may not make employment-related decisions based on any characteristics protected by applicable law, such as age, color, gender, gender identity, national origin, physical or mental disability, race, religion, sexual orientation or any other legally protected personal basis. For those of us working on government contracts or programs involving export control information, government security rules or contract requirements may restrict certain work to individuals holding the appropriate clearance or export authorization. If you know of, suspect or personally experience discrimination, report the situation to a manager or supervisor you trust, the Human Resources department or any of the points of contact listed in the section titled “Asking Questions and Raising Concerns.”

Harassment
Harassment has no place at Scio Diamond. Although legal definitions of “harassment” may differ, our Company considers it to include any form of unwelcome conduct toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment for that person. Harassing conduct can be committed by an employee or a non-employee and can take many forms, including making gestures or remarks, touching or displaying pictures. Promises of promotion or special treatment in return for sexual favors also constitutes harassment.

Scio Diamond will not tolerate any such conduct, regardless of whether a harassment claim is enforceable under local law. If you or someone else you know has faced or is facing harassing behavior, report this immediately to a manager or supervisor you trust, InnovateHR or any of the points of contact listed in the “Asking Questions and Raising Concerns” section of our Code.

Employee Privacy
Our relationships with our fellow employees and our Company are built on mutual trust and respect. To maintain these relationships, we must each do our part to keep employees’ personal information confidential. We do this by following Scio Diamond’s internal control procedures and by complying with related legislation in the countries where we do business. This means we may not access without proper authorization any system, database or record containing prospective, current or former employee personal information.

Those of us who have access to employees’ personal information have an obligation to exercise caution before disclosing it. We may only disclose employment record information if permitted to do so by law. We may provide this information to another Scio Diamond employee if he or she has a substantial and legitimate business need to know it.

Employee medical records are confidential and private. We may only disclose employee medical information if we are permitted to do so by law or if the employee concerned has given us written permission to do so. If you have any questions about this policy, please contact the InnovateHR at 864-451-7809.

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Safety and Security
Each of us has a right to a safe and secure workplace. To help make that possible, we are all accountable to protect ourselves and our fellow employees. We must follow all safety policies and procedures and promptly report any unsafe work conditions, as well as job-related injuries or illnesses, to our supervisor.

We must also be familiar with our site’s Emergency Response Plan. If you or someone else is in potential danger, please act in accordance with your site’s plan, which includes contacting local emergency responders immediately.

Ensuring a safe workplace also means minimizing the potential for violence on our Company’s premises or when engaging in business on Scio Diamond’s behalf. This means employees may not:

• Engage in any sort of workplace violence, including threats, threatening behavior, harassment, intimidation, assaults and similar conduct
• Carry weapons without prior written approval from the CEO or CFO.

We also must be alert to and report the presence of unknown individuals or unusual activities that could lead to theft or harm to Scio Diamond property or personnel. Report any security concerns, incidents or suspicious activities to your manager, your supervisor, a Scio Diamond security representative, or the CEO or CFO as quickly as possible.

Drugs and Alcohol
To maintain a safe workplace and to ensure we deliver the highest quality products and services to our customers, it is essential that we are able to think clearly and react quickly. For this reason, we may never be impaired by, use, or consume illegal or unauthorized drugs or alcohol while acting on behalf of the Company (i.e. while on company premises, or while on Company business). In addition we may never possess, sell, or buy illegal or unauthorized drugs while acting on behalf of the Company. The only exception to these rules is when alcohol is consumed in limited amounts at authorized Company events or business dinners. In such cases, we are required to strictly observe any applicable laws regarding alcohol consumption.

Environmental Responsibility
By working on Scio Diamond’s behalf, we have made a commitment to care for the environment and respect the communities where we do business. This requires that we act in a respectful manner toward our environment, meeting or exceeding the requirements set forth by applicable environmental laws and regulations, as well as Scio Diamond policies. We must avoid negative impacts on our environment, including the soil, air and water we share, and the communities in which we operate, and we need to perform our job duties in a responsible manner at all times. We must report potential environmental issues and seek advice regarding how to comply with environmental laws and regulations whenever necessary.

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If you know or suspect that an environmental hazard exists or that environmental guidelines are not being followed, report the situation to your manager, your supervisor or the CEO or CFO immediately.

Human Rights
We are committed to conducting our business in a manner that respects and advances human rights based on our values and operating principles. We uphold human rights at all times and in all locations, regardless of local business customs.

In particular, we are committed to:

• Providing safe and secure conditions for those working on our Company’s behalf
• Protecting the environment
• Following all applicable wage and hour laws
• Strictly prohibiting human trafficking and the use of child or forced labor, including prison or bonded labor
• Treating each other fairly and equitably.

To ensure that every facet of our business upholds these standards, we seek business partners who share these commitments.

Accurate Records
When it comes to preparing Scio Diamond’s corporate records, honesty and transparency are our guides. Each of us has a responsibility to ensure that the information contained in all of our business records — including our time cards, expense reports, sales records, purchase orders and production records — is full, fair, accurate, timely and understandable. We accomplish this by only providing information that is completed in accordance with our internal control procedures. If you are unsure how to represent information in a Scio Diamond report or document, refer to the Employee Handbook or contact your manager, CEO or CFO.

Our commitment to acting ethically and honestly requires that we engage in legitimate and authorized business transactions. We may never make a false representation on behalf of Scio Diamond, whether verbally or in writing. In addition, we must not hide Scio Diamond funds, mischaracterize Company transactions, create unrecorded fund accounts or knowingly allow similar illegal activities to occur.

If you have accounting, recordkeeping or auditing concerns, contact your manager, your supervisor, the CFO, an internal auditor or the Chairman of the Scio Diamond Board of Directors Audit committee. You can also contact the Scio Diamond Audit Committee anonymously by mail, c/o the Scio Diamond Corporate Secretary, 411 University Ridge, Suite D, Greenville, SC 29601, USA.

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Records Retention
Properly creating, maintaining and destroying records are important aspects of keeping accurate business records. We must retain all Scio Diamond records in conformity with the guidelines set forth in our records retention schedules, as well as U.S. and local laws. These records retention schedules dictate the length of time companies must keep business records, as well as the way in which these records are to be destroyed.

If you are notified by a Company lawyer that you possess records relevant to anticipated or pending litigation, an investigation or audit, follow the guidelines set forth in that notification. Do not destroy, alter or conceal any covered documents (including computer files, e-mails and disks) in response to or in anticipation of any such Company notification, government proceeding or lawsuit.

If you have a question related to the retention of a document you possess, contact the Company Legal department before taking any action.

Internal and Government Investigations
From time to time, Scio Diamond conducts internal investigations of ethics and compliance issues. Everyone has a duty to cooperate and provide honest information in connection with an investigation when asked. Anyone who fails to cooperate with or obstructs an investigation in any way, or fails to comply with these guidelines, will be subject to appropriate discipline, up to and including termination.

In addition, we are expected to fully cooperate with any government investigation. If you learn about a possible government investigation or inquiry, inform your manager, your supervisor or company officer immediately. Be sure to submit any subpoenas or written requests for information to the Company Counsel before taking or promising any action. If you are approached outside the workplace by a government investigator, you have the right to consult the Company Counsel (or your own private legal counsel) before speaking with the investigator.

With respect to all investigations, you must never:

•	Destroy, alter or conceal any Scio Diamond document in anticipation of, or in response to, a request for these documents from Scio Diamond investigators, government agencies or courts
•	Make any incomplete, false or misleading statement to any Scio Diamond or government investigator
•	Try to influence anyone else to provide incomplete, false or misleading information to any Scio Diamond or government investigator

What is a Conflict of Interest?
A conflict of interest occurs when personal interests interfere with, or appear to interfere with, our ability to make objective judgments in the best interest of Scio Diamond. Avoiding actual or apparent conflicts of interest creates and sustains the trust of our customers and other business partners, our fellow employees and the public, so it is critical for all of us to be vigilant in this area. While it is impossible to address every situation where a conflict of interest may arise, the following sections address the most common scenarios.

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Relations between Employees
Conflicts of interest commonly arise when personal relationships exist between employees. Even if these relationships do not improperly influence sound, objective business decisions, they may appear to have such an effect. This is especially true when we have direct or indirect reporting relationships with romantic partners or family members. In addition, it will likely appear improper if we perform paid or unpaid work for someone to whom we directly or indirectly report. As a general rule, avoid these situations. If you have a personal relationship that might appear to influence your judgment, disclose it promptly to your manager or supervisor, Human Resources or the Company Legal department.

Personal Gain from Corporate Opportunities
During the course of our employment at Scio Diamond, we may learn about business opportunities in which we are personally interested. We may not pursue or direct a third party to pursue any opportunity we learn about in connection with our employment or through the use of Company property or information, unless we have obtained written approval from the Company Legal department.

Doing Business with Family Members
We must be cautious when one of our immediate family members works for a company with which Scio Diamond does or intends to do business. If you find yourself in such a situation and your job involves making business decisions in relation to that company, you must disclose the situation immediately to your manager, your supervisor, or the Company Legal department.

Investing in Outside Businesses
A conflict of interest may arise if you or a family member holds a financial interest in a privately owned enterprise with which Scio Diamond does business or competes. The potential for a conflict of interest in this situation generally depends on the size of your investment, your role at Scio Diamond and the business relationship between Scio Diamond and the other company. You must obtain prior written approval from the Company Legal department before making such an investment.

Outside Employment
We must be careful to ensure that our outside interests and activities do not conflict with our obligations to Scio Diamond. Since outside employment may make us appear biased or harm our ability to make decisions in the best interest of Scio Diamond, we may not be employed by, work as a consultant for, or be affiliated with a Scio Diamond competitor, customer or supplier without prior written approval from the Company Human Resources department and Legal department.

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Gifts and Entertainment
Conducting business with integrity means never seeking to improperly influence business decisions. For this reason, it is important for each of us to exercise common sense and good judgment when giving or receiving business courtesies. A “business courtesy” is the payment of anything of value, including cash, entertainment, meals, social events, sporting events, favors, gratuities, discounts and services. In general, we may not offer or accept a business courtesy if it:

• Violates any law, regulation or policy applicable to the giver or recipient
• May be considered a bribe, payoff or kickback
• Violates customary business practices
• Gives the appearance of impropriety or could give rise to a conflict of interest

We must always avoid situations where business courtesies could harm the reputation of our Company or those of us involved. Please note that we may never attempt to circumvent these rules by using our personal funds or by engaging an agent or representative to pay for any business courtesy that we cannot pay for ourselves. The rules outlined in this section also govern the actions of our family members and close friends, as well as those of Scio Diamond’s agents and representatives. Any exceptions to these guidelines must be specifically approved in writing by the CEO and CFO (or his or her designee) and the Company Counsel.

Commercial Business Courtesies
Offering business courtesies to commercial (non-government) customers: Exchanging reasonable and limited business courtesies with commercial customers is considered a legitimate business practice worldwide. While we must never offer such courtesies to improperly obtain or retain business, we may offer them to develop good will with our customers and to promote our Company’s goods and services.
You may provide representatives of commercial customers any of the following:

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Entertainment attended by the representative and yourself that is reasonable, infrequent, for a legitimate business reason, consistent with normal industry practices and local laws, and used to foster business relationships with the customer (such as sporting events and meals)

•	Holiday gifts in connection with a recognized local holiday or event
•
Scio Diamond promotional items of token value that bear the Scio Diamond identifier (name, logo, etc.) and are distributed to all customers for advertising or commemorative purposes or to generate good will.

We may not offer lavish, extravagant or unreasonable business courtesies, such as travel and overnight lodging.

Accepting business courtesies from commercial customers:
The guidelines that govern giving business courtesies to commercial customers also apply when accepting business courtesies from them. At no time may we solicit a business courtesy or promise a business decision in return for such a courtesy. If you are offered a business courtesy or gift that exceeds nominal or token value, or that seems inconsistent with our business practices, you should refuse it and report it to your manager or supervisor.

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Fair Dealing
Although we at Scio Diamond compete vigorously to be an industry leader, we must do so fairly, being careful to communicate with honesty and to represent accurately the quality, features and availability of our products and services. This means maintaining high standards of fairness and honesty when engaging in marketing, promotional and advertising activities and refraining from making disparaging or untrue statements about our competitors’ products or services.

Through our work, we may also come across nonpublic competitor information that would give our Company a competitive advantage. We must be particularly careful to gather and receive this information in a lawful and ethical manner. While it may be legal for us to use certain competitive information, it might not be ethical or wise for us to do so. We therefore may never use or disclose such information without receiving prior permission from our manager or supervisor.

If you are bidding on a government contract and receive source selection information that the government uses in evaluating bids or proposals, contact the Company Counsel immediately.

Fair Competition
Scio Diamond competes ethically and legally in the global marketplace. At no time may we engage in activities that unfairly limit free trade or competition. In order to compete fairly, we must follow the antitrust and competition laws in place in the countries where we do business. These laws are designed to preserve a fair and level playing field for all businesses by prohibiting formal and informal agreements and practices that improperly restrain trade.

To comply with these laws, we may never discuss with competitors activities that may restrain trade, such as price fixing, bid rigging, or improperly dividing or allocating markets, territories or customers. Antitrust and competition laws also prohibit entering into formal or informal agreements with suppliers, distributors or customers that may improperly restrict competition. Such agreements include tying products, fixing resale prices or refusing to sell to particular customers or buy from particular suppliers.

Exercise particular caution when discussing any of these topics, especially when attending industry association meetings. If a discussion ensues regarding a prohibited topic, stop the conversation immediately and report it to the Company Counsel. If you have questions regarding antitrust and competition laws, contact the Company Counsel immediately.

Securities Trading
During the course of our employment at Scio Diamond, we may come to know information about our Company or our business partners before it is disclosed to the public. This information is often called “inside” or “material, nonpublic” information. According to securities laws, information is considered “material” if it would influence an investor to buy, sell or hold the securities of the company about which the information relates. Information is “nonpublic” until it has been publicly disclosed and a sufficient amount of time has passed for the securities market to absorb the information.

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Because we work for a U.S. company that is publicly traded, we are obligated to understand and comply with the laws that relate to the use of inside information. In general, these laws state that we may not buy or sell a company’s stock if we hold inside information about that company. This practice, which is known as “insider trading,” violates both our Code and the law. Some common examples of “inside” information may include discussions of mergers and acquisitions; changes in a company’s senior management or executive structure; or sensitive corporate financial information.

We are also prohibited from “tipping” or sharing such information with a family member or friend who then buys or sells a security based upon that information. In such a situation, the person disclosing the information may be liable for violating securities laws, even if he or she did not personally make a trade.

In addition, the Board of Directors, Company Officers and any employees in possession of non-public information will strictly adhere to any trading “blackout” window as published by the CFO.

If you have questions about these complex laws or need assistance in determining whether information you possess is inside information, contact the Company Legal department or the Scio Diamond Corporate Secretary.

Fraud and Theft
By working for Scio Diamond, we have made a commitment to each other, our Company and our shareholders to protect and use our Company’s assets appropriately and for business purposes. Such assets include physical property, intellectual property, information technology and our Company’s reputation. Scio Diamond will promptly investigate, and where appropriate, prosecute reported incidents of fraud or theft of its assets. You should promptly report any suspected theft, loss or abuse of Company assets to your manager or supervisor, or InnovateHR or Legal Counsel.

Physical Assets
We all work hard to create and manage our Company’s physical assets. These assets include Scio Diamond’s products, money, facilities, vehicles and equipment. We must safeguard this highly valuable property and protect it at all times. We each have a personal responsibility to ensure that we use our Company’s assets only to promote Scio Diamond’s business interests.

Intellectual Property
Scio Diamond’s intellectual property is at least as valuable as our physical assets, if not more so, and we must protect it carefully. Intellectual property (or “IP”) includes patents, trademarks, copyrights and trade secrets, as well as technical data and software developed under or used in support of customer contracts.

In general, Scio Diamond retains exclusive ownership of the IP in any idea, process, trademark, invention or improvement we conceive in relation to our work with our Company. Our obligation to protect intellectual property continues even after our employment ends. A “trade secret” is information that generally is not known or reasonably ascertainable by the public and gives Scio Diamond a competitive advantage. Some examples include:

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•	Technical information about current or planned products and/or processes
•	Procurement plans, supplier lists or purchase prices
•	Cost, pricing, marketing or service strategies
•	Nonpublic earnings reports and other financial reports
•	Information related to divestitures, mergers and acquisitions

At times, we may refer to trade secrets as “confidential” or “proprietary” information. We may only disclose this information to coworkers who have a legitimate business need to know it, and we generally should not disclose this information to persons outside the Company.

The only exceptions to this rule occur when:

1)	This information is protected against unauthorized use or further disclosure by a signed confidentiality agreement, or
2)	Your manager or supervisor determines that the information is not considered a trade secret, and therefore may be released.

We must also respect the IP belonging to others. In part, this means we may only acquire third-party proprietary information after obtaining both written permission from the third party and legal advice from the Company Legal department. Once you possess third-party proprietary information, you must protect it according to the terms of the written agreement.

Any unsolicited third-party proprietary information received by you should be forwarded immediately upon receipt, without any examination or review, to the Company Counsel. Also, you must avoid any unlicensed use of a third party’s invention (including patents, utility models and design patents), identifier (such as a name, trademark or logo) or work (such as photographs, printed materials or software). You may never knowingly make use of such IP without obtaining prior permission from the third-party owner.

If you have any questions, consult the Company Counsel.

Information Technology
One of our Company’s most valued assets is its information technology. We should always use this technology for responsible and authorized business purposes, meaning we may never access Scio Diamond’s network systems to download or communicate inappropriate, unprofessional, inflammatory or illegal content. This includes obscene, profane, sexually harassing, socially or ethnically offensive, or defamatory messages, pictures and videos. In addition, remember that only Scio Diamond-approved software may be downloaded onto your Company computer.

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Since the information technology we use when working for Scio Diamond belongs to our Company, we also should not expect that e-mails, Internet activity or voicemails transmitted or received on Scio Diamond’s network systems are private. Scio Diamond reserves the right to review e-mail and Internet activity, and will do so in accordance with local law. Accessing any employee e-mail account requires the approval of Human Resources, the Scio Diamond Legal department and either the Chief Financial Officer, the Chief Executive Officer, the Chairman of the Board of directors or Chairman of the Board’s Audit Committee.

Evidence of abuse of Scio Diamond-provided network systems may result in termination of access and disciplinary action.

Statements to the Media and Investment Analysts
It is important for Scio Diamond to provide the public with accurate and consistent information regarding our operations. We may only make public statements regarding issues or matters for which we are authorized spokespersons. If a member of the media contacts you about a Scio Diamond matter, refer him or her to either the Director of Public Relations or the Chief Executive Officer. If an analyst approaches you, you should refer him or her to either the Director of Investor Relations, the Chief Financial Officer or the Chief Executive Officer.

Waivers and Amendments
In certain limited circumstances and upon written request to the Scio Diamond Chief Executive Officer and the Chairmen of the Board’s Audit and Governance committees, Scio Diamond may find it appropriate to waive applicability of a provision of our Code. Waivers of our Code for executive officers and directors may be made only by the Board of Directors and will be publicly disclosed when required by regulation or law. Scio Diamond reserves the right to make unilateral changes at any time to our Code or any Company policy or procedure. Nothing contained in our Code or in any referenced Company policy or procedure should be construed as modifying the employment-at-will relationship.

Contact Information:

HR Matters:
InnovateHR
10 Airport Road
Greenville, SC 29601
(864) 451 7809

Legal Matters
David L Young, Esq.
Best & Flanagan LLP
225 South Sixth Street
Suite 4000
Minneapolis, MN 55402
(612) 339 5897
dyoung@bestlaw.com

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General Inquiries
Scio Diamond Technology Corporation
411 University Ridge
Suite D
Greenville, SC
29601
(864) 751 4880
info@sciodiamond.com

Adopted: 05/07/2015

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